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                                                            EXHIBIT 10b

                          EXECUTIVE OFFICER'S AGREEMENT
                  IN EVENT OF CHANGE IN CONTROL OR OWNERSHIP OF
                           ALLIED PRODUCTS CORPORATION


PARTIES:

     ALLIED PRODUCTS CORPORATION (herein called the "Employer")

               And

                        (herein called the "Employee" or the "Executive").

BACKGROUND STATEMENT:

     The Employer is engaged in the business of manufacturing farm implements, industrial presses, and additives for the plastic compounding industry. The Employee is currently employed by Employer and is experienced in various phases of the Employer's business. The Employer desires to extend to the Employee and the Employee desires to accept as part of his employment conditions certain protection in the event of change in control or ownership of Employer.

     NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

     Section 1. CHANGE IN CONTROL OR OWNERSHIP

     (A)  CHANGE IN CONTROL OR OWNERSHIP MEANS:

     i. An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of the Employer representing 24.99% or more of the combined voting power of the Employer's securities then outstanding;

     ii. A merger, consolidation or other reorganization of the Employer, except where the resulting entity is controlled, directly or indirectly, by the Employer;

     iii. A merger, consolidation or other reorganization of the Employer, except where shareholders of the Employer immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any

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transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of the Employer's Board of Directors;

     iv. A sale, exchange, transfer or other disposition of substantially all of the assets of the Employer to another entity, except to an entity controlled, directly or indirectly, by the Employer;

     v. A sale, exchange, transfer or other disposition of substantially all of the assets of the Employer to another entity, or a corporate division involving the Employer; or

     vi. A contested proxy solicitation of the Employer's shareholders that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of the Employer.

     (B)  RESIGNATION OF EXECUTIVE.

     If a Change in Control or Ownership shall occur and if, within one year thereafter, there shall be:

     i. Any involuntary termination of the Executive's employment (other than for Cause or Disability);

     ii. Any reduction in the Executive's title, responsibilities, including reporting responsibilities, or authority, including title, responsibilities or authority as it may be increased from time to time;

     iii. The assignment to the Executive of duties inconsistent with the Executive's office immediately prior to a Change in Control or Ownership or as the same may be increased from time to time after a change in Control or Ownership;

     iv. Any reassignment of the Executive to a location farther than a one hour commute by automobile from Chicago, Illinois;

     v. Any reduction in the Executive's annual base salary in effect immediately prior to a Change in Control or Ownership or as the same may be increased from time to time after a Change in Control or Ownership;

     vi. Any failure to continue the Executive's participation, on substantially similar terms, in any of the incentive compensation or bonus plans of the Employer or an affiliate in which the Executive participated at the time of the Change in Control or Ownership or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of these plans;

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     vii. Any failure to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Employer or an affiliate in which the Executive participated immediately prior to a Change in Control or Ownership, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control or Ownership, unless this reduction relates to a reduction in benefits applicable to all employees generally;

     viii. Any requirement that the Executive travel in performance of his duties on behalf of the Employer or an affiliate for a materially greater period of time during any year than was required of the Executive during the year preceding the year in which the Change in Control or Ownership occurred;


     ix. Any sustained pattern of interruption or disruption of the Executive for matters substantially unrelated to the Executive's performance of the Executive's duties on behalf of the Employer or an affiliate; or

     x. Any breach of this Agreement of any nature whatsoever on the part of the Employer;

then, at the option of the Executive, exercisable by the Executive within one hundred eighty (180) days of the occurrence of each and every of the foregoing events, the Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing (the "Notice of Termination") to the Employer, and the Continuing Compensation and Benefits' provisions of this Agreement shall apply.

     (C) CONTINUING COMPENSATION AND BENEFITS.

     i. (a) If, at the time of termination of the Executive's employment in accordance with Section B hereof, a change in the ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer, as defined in Section 280 G(b)(2)(A)(i) of the Internal Revenue Code has also occurred, the Employer shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount ("X") determined pursuant to the following formula:
X=(2.99A-B)x(1+C).

          For the purpose of the foregoing formula,

          A=The Executive's W-2 earnings (determined pursuant to Internal Revenue Code Section 280G(b)(3)(A)) on the date of the Tax Change;

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          B=The present value of all other amounts which qualify as parachute payments under Internal Revenue Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code Section 280G(b)(2)(A)(ii)), such present value to be determined pursuant to the provisions of Internal Revenue Code Section 280G;

          C=120% of one-half of the semiannual applicable federal rate in effect on the date of the Tax Change, times the number of whole semiannual periods plus any fraction of a semiannual period from the date of the Tax Change to the date of payment of the Continuing Compensation and Benefits described herein.

          Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the amount determined under "B" above equals or exceeds 2.99 times the amount determined under "A" above, no payment shall be made to the Executive under this Section.

          (b) If, at the time of termination of the Executive's employment in accordance with Section B hereof, a Tax Change has not occurred, the Employer shall make a lump-sum cash payment to the Executive no later than thirty (30) days following the date of such termination in an amount equal to (A) 2.99 times the lesser of (I) the Executive's base amount determined pursuant to the principles set forth in the regulations promulgated under Code Section 280G(b)(3)(A) and as though a Tax Change has occurred on the date of the Executive's termination of employment and (II) the Executive's base amount so determined but as though a Tax Change will occur in the calendar year following the date of the Executive's termination of employment, minus (B) any other amounts paid or payable which would constitute (or be presumed to constitute) parachute payments under Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code Section 280G(b)(2)(A)(ii)) if a Tax Change had occurred on the date of such termination of employment.

     ii. The Executive shall not be required to mitigate the amount of any payment provided for in subsection C(i) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in subsection C(i) be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits not constituting parachute payments under Section 280 (G) after the date of termination of employment or otherwise, except as otherwise provided therein.

     iii. Upon written request of the Executive, the Employer's obligation to make the payment under this Section shall be secured in total (i) by a standby letter of credit obtained by the Employer from a recognized financial institution the long-term obligations of which are rated, on the date of the request, investment grade or

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better by Standard & Poor's Corporation or Moody's Investors Service, Inc. or
(ii) by other security as the Executive shall approve, obtained within ten (10) days of the Executive's written request following a Change in Control or Ownership.

     iv. The Employer shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and expenses included in connection with an arbitration or in other litigation or appeal) incurred by the Executive as a result of (i)(a) his delivery of a Notice of Termination or
(i)(b) his seeking to obtain or enforce any right or benefit provided by this Agreement.

     D.   TERMINATION FOR CAUSE.

     For purposes of this Section 15, the Employer may terminate the Executive's Employment for "Cause." For purposes of this Agreement, "Cause" means the occurrence of either of the following:

     i. The Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

     ii. The willful failure by the Executive to substantially perform his duties to the Employer, other than a failure resulting from the Executive's incapacity as a result of the Executive's Disability, which willful failure results in demonstrable material injury and damage to the Employer. Notwithstanding the foregoing, the Executive's Employment shall not be deemed to have been terminated for Cause if such termination took place as a result of:

     a.   Questionable judgment on the part of the Executive;

     b. Any act or omission believed by the Executive in good faith, to have been in or not opposed to the best interests of the Employer; or

     c. Any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Employer's By-laws or the laws of the State of Delaware, or the directors and officers' liability insurance of the Employer or any Employer, in each case as in effect at the time of such act or omission.

     If the Executive's Employment is terminated for Cause, all rights of the Executive under this Agreement shall cease as of the effective date of such termination, except that the Executive (i) shall be entitled to receive accrued Salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Employer or any affiliate thereof as of the

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date of this termination.

     Section 2. NOTICES. All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

     (a)  To the Employer:
               Allied Products Corporation
               10 South Riverside Plaza
               Chicago, Illinois 60606

     (b)  To the Employee:
                At his home address as
                shown on Employer's records

     Section 3. ARBITRATION. Any dispute or disagreement arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered in any court.

     Section 4. GOVERNING LAWS. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

     Section 5. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to change in ownership and control. This Agreement may not be amended or revised except by a writing signed by all the parties.

     Section 6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties; provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.

     IN WITNESS WHEREOF, this Agreement has been executed effective this    day
of         , 199 .

               EMPLOYER

               BY: __________________________

               EMPLOYEE

               ______________________________

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